Exhibit 99.2

March 3, 2015

Mr. Phillip H. Roberson
FieldPoint Petroleum Corporation
609 Castle Ridge Rd #335
Austin, TX 78746

Ref:     FieldPoint Petroleum Corporation
Estimates of Proved Reserves and Revenues As of January 1, 2015
SEC Guideline Case

Dear Mr. Roberson:

In accordance with your request, we have estimated total proved reserves as of January 1, 2015 to FieldPoint Petroleum Corporation’s interests in selected oil and gas properties located in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

As presented in this report, we estimate the net reserves and future net revenue to FieldPoint Petroleum Corporation’s interests as follows:

FieldPoint Petroleum Corporation
Total Proved Reserves
As of January 1, 2015

SEC Price Guideline Case	Proved Developed Producing	Proved Behind Pipe	Proved Undeveloped	Total Proved

Estimated Future Net Oil, MBbl	235.88	8.64		244.52
Estimated Future Net NGL, Mgal	1,185.21			1,185.21
Estimated Future Net Gas, MMcf	520.9	119.31		640.2

Total Future Gross Revenue, M$	25,109.31	1,442.65		26,551.96
Severance Taxes, M$	1,704.14	87.14		1,791.29
Ad Valorem Taxes, M$	1,503.35	43.94		1,547.29

Lease Operating Costs, M$	10623.57	882.79		11,506.35
Capital Expenditures, M$		45.00		45.00

Net Revenue (“FNR”), M$	11,278.25	383.79		11,662.04
Discounted FNR at 10%, M$	6,119.49	291.76		6,411.25
Discounted FNR at 15%, M$	5,037.51	257.19		5,294.70

This report has been prepared in accordance with the Society of Petroleum Engineers (“SPE”) - Petroleum Resources Management System (“SPE-PRMS”). Risk factors have not been applied to these estimates. A copy of the SPE-PRMS oil and gas reserve definitions for “Proved” reserves (Table 3 to the SPE-PRMS) are attached hereto. This report also conforms to our understanding of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by SPE and the Guidelines for Application of Definitions for Oil and Gas Reserves prepared by the Society of Petroleum Evaluation Engineers (“SPEE”).

The oil reserves shown are expressed in barrels where one barrel equals 42 US gallons. Gas volumes are expressed in millions of standard cubic feet (MMCF). The reserve and income quantities attributable to the different reserve classifications that are included herein have not been adjusted to reflect the varying degrees of risk associated with them and thus are not comparable.

Future reserves in this report are based on conventional decline curve analysis. The reserves are expressed as property gross and net reserves. Values for reserves are expressed in terms of future net revenue and present worth of future net revenue. Future net revenue is defined as revenue that will accrue to the appraised interests from the production and sale of the estimated net reserves after deducting production taxes, ad valorem taxes, direct lease operating expenses and capital costs. Neither plug and abandonment costs nor salvage was considered in this evaluation. No estimate of Federal Income Tax has been made in this report. Present worth is defined as the future net revenue discounted at the rate shown per year, compounded monthly. The present worth used in this case is 10% per year, compounded monthly.

Prices utilized herein are the average prices of the 12-month prior to the ending date of the period covered by this report, determined as an unweighted arithmetic average of the first-day- of-the-month price for each month within such period. An average oil price of $94.99 per barrel based on the WTI Cushing, Oklahoma SPOT price and an average gas price of $4.350 per MMBtu based on the Henry Hub Gas Cash Market Price were used. No price escalations are included in this report as per SEC regulations. Where applicable, transportation costs have been included and adjustments for heating content, premiums and basis differentials have been applied.

Lease operating expenses are used to establish the economic limit of each property in this report and were not escalated. FieldPoint Petroleum Corporation provided these expenses for the Bass Petroleum, Inc. (part of FieldPoint Petroleum Corporation) operated wells and the non-operated wells. FieldPoint removed COPAS operating charges, capital expenditures and ad valorem taxes from the monthly operating expenses. Severance and ad valorem taxes were also applied as a percentage of gross revenue. A property is considered uneconomic when expenses exceed gross revenues.

Information necessary for the preparation of these estimates was obtained from records furnished by FieldPoint Petroleum Corporation and from commercially available data sources. For purposes of this report, the individual well test and production data, as reported by the above sources, were accepted as represented together with all other factual data presented by FieldPoint Petroleum Corporation including the extent and character of the interest evaluated. No field inspection of the properties was performed.

All reserve estimates herein have been performed in accordance with sound engineering principles and generally accepted industry practice. As in all aspects of oil and gas evaluations, there are uncertainties inherent in the interpretation of engineering and geologic data and all conclusions and projections contained herein represent the informed, professional judgment of the undersigned. The reserves may or may not be recovered, and the revenues therefrom and the cost related thereto could be more or less than the estimated amounts. Estimates of reserves may increase or decrease as a result of future operations, governmental policies, product supply and demand, and also are subject to revision as additional operating history becomes available and as economic conditions change.

FieldPoint Petroleum Corporation	March 3, 2015

The evaluation of potential environmental liability costs from the operation and abandonment of the properties evaluated was beyond the scope of this report. In addition, no evaluation was made to determine the degree of operator compliance with current environmental rules, regulations and reporting requirements. Therefore, no estimate of the potential economic liability, if any, from environmental concerns is included in the projections presented herein.

FieldPoint Petroleum Corporation provided basic well information, operating costs, initial test rates and ownership interests which we have accepted as correct. Historical production data was obtained from public sources such as state regulatory agencies, Lasser Production Data Services, Drillinginfo and IHS Energy Data Services. Digital, hard copy and other pertinent data relating to the properties evaluated will be retained in our files and will be available for review upon request. We have not inspected or performed well tests on the individual properties in this report.

We do not own an interest in the subject properties. The employment to make this study and the compensation is not contingent on our estimates of reserves and future income for the subject properties.

We appreciate the opportunity to prepare this report. If you have any questions regarding this report or if we can assist in any other way please do not hesitate to call.

Sincerely,

David N. Dennard, P.E. Reservoir Engineer PGH Petroleum & Environmental Engineers, L.L.C.

FieldPoint Petroleum Corporation	March 3, 2015

PGH Petroleum & Environmental Engineers, L.L.C.
Economic Information

Date :	3/27/2015
Time :	9:44:48 AM
File :	Fieldpoint Reserves 2015-01.Phd

		Gross Rem Resv		Net Rem Resv
Lease Name	Rsv Cat	Oil Mbbl	Gas MMcf		Oil Mbbl	Gas MMcf	Net Rev M$	Sev + Adv Tax M$	Oper Exp M$	Capital Costs M$	FNR BTax M$

Grand Total
	Total	940.97	3,950.50	244.52	640.20	26,551.96	3,338.57	11,506.35	45.00	11,662.04	6,411.25
APACHE Field

APACHE BROMIDE SAND UNIT
	PDP	518.79	286.41	100.178	52.54	9,705.35	1,423.29	5,355.96	0.00	2,926.10	2,130.40

BIG MUDDY Field
	Total	100.56	0.00	87.48	0.00	8,567.90	1,118.97	1,961.27	0.00	5,487.66	2,299.97

ELKHORN 14
	PDP	4.45	0.00	3.892	0.00	379.10	49.51	195.22	0.00	134.37	97.45

ELKHORN A 15
	PDP	10.23	0.00	8.441	0.00	872.12	113.90	446.94	0.00	311.28	173.63

J C KINNEY 38
	PDP	18.50	0.00	16.186	0.00	1,576.03	205.83	0.00	0.00	1,370.20	433.60

KINNEY ST 0-1821 38
	PDP	67.38	0.00	58.957	0.00	5,740.65	749.73	1,319.11	0.00	3,671.81	1,595.29
CHICKASHA Field

RUSH SPRINGS MEDRANO UNIT
	PDP	175.39	14.86	28.396	2.41	2,732.87	193.90	1,827.02	0.00	711.96	584.79

FLYING M SOUTH Field

	Total	45.63	0.00	13.43	0.00	1,200.50	145.14	505.07	0.00	550.30	295.97

CLEMMONS SUNBURST FEDERAL 1
	PDP	44.20	0.00	13.014	0.00	1,161.75	140.45	474.94	0.00	546.35	292.37

SUNBURST SPENCE FEDERAL 2
	PDP	1.42	0.00	0.419	0.00	38.76	4.69	30.12	0.00	3.95	3.60
FREDDY HUTT, SOUTH Field

WILLIAMS, MARY ISABELLA 6A
	PDP	0.00	0.00	0.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00

GIDDINGS Field

	Total	11.25	50.06	8.64	37.97	1,127.87	89.56	791.12	0.00	247.19	179.26

Chmelar, Eugene A #1 L
	PDP	0.00	0.00	0.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Shade Lease
	PDP	0.00	0.00	0.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Shade Lease PBP
	PBP	11.25	50.06	8.645	37.97	1,127.87	89.56	791.12	0.00	247.19	179.26

LONGWOOD Field
	Total	6.43	954.97	0.59	80.57	411.34	24.05	97.76	0.00	289.52	147.62

Cushman 1-28 (HOSS 7800 RA SUA; 001)
	PDP	0.00	0.00	0.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Cushman 2-29 (HOSS RA SUH; 002)
	PDP	6.43	954.97	0.590	80.57	411.34	24.05	97.76	0.00	289.52	147.62

LOVING Field
	Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

CRONOS FEE 1
	PDP	0.00	0.00	0.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Mercury Fee #1
	PDP	0.00	0.00	0.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00

LOVING NORTH Field

	Total	0.00	1,427.50	0.00	81.34	314.78	41.52	91.67	45.00	136.59	112.50

MERCURY FEE 1
	PBP	0.00	1,427.50	0.000	81.34	314.78	41.52	91.67	45.00	136.59	112.50
PUTNAM Field

FIELDS 4-1
	PDP	0.00	27.65	0.000	1.04	4.09	0.29	3.61	0.00	0.19	0.18
SALT LAKE SOUTH Field

NORTH BILBREY 7 FEDERAL 1
	PDP	0.00	1,007.49	0.000	374.74	1,867.82	255.14	602.34	0.00	1,010.34	489.18

SPRABERRY Field
	Total	82.92	181.57	5.80	9.61	619.43	46.72	270.54	0.00	302.17	171.38

Buchanan L Lease
	PDP	9.49	43.19	0.965	1.97	101.20	7.68	61.28	0.00	32.24	22.11

Buchanan M #1
	PDP	2.46	21.49	0.250	1.18	32.17	2.58	25.36	0.00	4.23	3.77

Buchanan P #1
	PDP	12.32	47.47	1.252	2.51	131.66	10.04	60.63	0.00	60.99	46.15

McClintic A #1
	PDP	58.65	69.42	3.337	3.95	354.39	26.42	123.26	0.00	204.71	99.35
TULETA, W. Field

Stauss #1
	PDP	0.00	0.00	0.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00

All Estimates Herein are Part of the PGH Petroleum & Environmental Engineers, L.L.C. Report and are Subject to its Conditions.